UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Tollgrade Communications, Inc.

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NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE SENDS LETTER TO SHAREHOLDERS
Urges Shareholders to Support the Board’s Plans for Transforming Tollgrade
by Voting for the Board’s Nominees on the WHITE Proxy Card
PITTSBURGH, JULY 2, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today announced that it is has sent the following letter to shareholders:
Dear Fellow Tollgrade Shareholder:
RE-ELECT TOLLGRADE’S DIRECTORS
VOTE THE WHITE PROXY CARD TODAY
     As you decide how to vote at the upcoming 2009 Annual Meeting of the Shareholders of Tollgrade Communications, Inc. to be held on August 5, 2009, ask yourself the following question:
WHO WOULD YOU RATHER HAVE OVERSEEING
THE TRANSFORMATION OF TOLLGRADE?
THE TOLLGRADE BOARD, WHICH HAS:
•	Developed a comprehensive plan to transform Tollgrade and reinvigorate its global franchise by refocusing on Tollgrade’s core business and emphasizing its service assurance offerings to the telecom market. In 2008, the Tollgrade Board retained the investment banking firm of Needham & Company LLC to help it evaluate a range of strategic alternatives to enhance shareholder value. At the conclusion of this process, the Board determined that the most appropriate strategy to enhance value was to emphasize Tollgrade’s service assurance offerings to the telecom market and capitalize on the strength of its current customer relationships as it extended its capabilities to next generation architectures. Our refocused strategy, which involves the creation of new software offerings and partnerships, allows us to leverage our strong embedded base of customers, and enhance the value of our long term relationships and services agreements. Tollgrade also has the financial flexibility to execute on our refocused strategy, thanks to our strong balance sheet, which includes no debt and healthy cash reserves of more than $60 million.
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399
Fax: 412-820-1530/Telco Support: 800-777-5405
www.tollgrade.com

•	Embarked on a plan to enhance telecom industry expertise on the Tollgrade Board through a comprehensive search process. As part of the Tollgrade Board’s plan to transform Tollgrade and reinvigorate its global franchise, the Board was unanimous in its view that Tollgrade would benefit from the addition of independent directors with deep experience in the telecom sector. Accordingly, the Board retained CT Partners, a nationally-recognized executive search firm, to assist in identifying candidates through a comprehensive search process.

•	Appointed veteran telecom executive Edward H. Kennedy as its newest independent director pursuant to its plan to enhance the telecom industry expertise of the Tollgrade Board. Mr. Kennedy has over 25 years of experience in the telecommunications industry including tenures as the President of Tellabs’ North American operations and, prior to that, as the Chief Executive Officer, President and Co-Founder of Ocular Networks until its sale to Tellabs. Given Mr. Kennedy’s years of telecom industry experience and technological expertise, as well as his experience as a business executive and a public company board member, we expect him to be a tremendous resource to Tollgrade as we refocus Tollgrade’s core business by emphasizing our service assurance offerings to the telecom market and position Tollgrade for long-term growth, a return to profitability, market leadership and increasing returns for investors. Mr. Kennedy is the first candidate to join the Tollgrade Board who was identified through the comprehensive search process initiated by the Board to identify independent directors with deep experience in the telecom sector, and Tollgrade anticipates adding additional expertise to the Board in the future

•	Sold off non-core assets, including Tollgrade’s cable product line in May 2009 because the line did not support our refocused growth strategy. The sale of the cable line will afford us the opportunity to focus more on our core service assurance solutions and the data correlations aspects of test and measurement.

•	Bolstered cash reserves, with particular emphasis on ensuring that we build on our current cash and short-term investment position to preserve significant financial flexibility and appropriate liquidity, an advantage in a tight financial market when we may be presented with attractive investment opportunities.

•	Streamlined operations and reduced corporate overhead including: (i) consolidating functions performed at remote locations in Sarasota, Florida (acquired from Acterna) and Deerfield, Illinois (acquired from Teradyne) to our headquarters in Pittsburgh, Pennsylvania; (ii) reducing the number of members of our senior management team by almost 60%; and (iii) comprehensively reducing corporate operating expenses and other costs by more than $6 million annualized, based on Q1 2009 versus Q1 2008. A further $1.5 million in additional annual cost savings are expected based on actions taken in February of 2009.

•	Strengthened the efficiencies of our supply chain by moving products representing 80% of our hardware revenue to a new direct fulfillment model. We expect to move all remaining products to this model by year’s end, allowing us to reduce our internal fixed cost requirements which should drive improvements to gross margins. We have also reduced inventories by over $3 million year over year (Q1 2008 to Q1 of 2009), a reduction of almost 25%.

•	Authorized a $15 million stock buyback program which reflects the faith that your Board and management have in Tollgrade’s growth prospects and our belief that the current market valuation of Tollgrade’s shares does not reflect Tollgrade’s underlying long-term value.

•	Made key management changes to strengthen the leadership and functional expertise needed to execute our growth strategy, including bolstering our sales and marketing organization and adding new talent and resources. The collective technology experience of these individuals, along with other members of our management team and our foreign and domestic employees, is an important ingredient in creating a path for growth in our core test and measurement markets where Tollgrade has an excellent reputation and significant embedded customer base.

•	Continued to build on our solid foundation of already strong corporate governance practices by (i) adopting a stricter standard for determining director independence than the standard that applied to Tollgrade under the rules of the Nasdaq Stock Market; (ii) requiring that at least two-thirds of the membership of the Tollgrade Board of Directors be comprised of independent directors that meet this new stricter standard; and (iii) requiring that the Tollgrade Board’s Audit, Compensation and Nominating and Governance Committees be comprised exclusively of independent directors that meet this new stricter standard.

•	Attempted to avoid a costly, distracting and disruptive proxy contest so that we could move beyond this unnecessary distraction and keep our full attention focused on delivering on Tollgrade’s very significant potential and our various initiatives for enhancing long-term value for all Tollgrade shareholders. Consider the following:
•	Since February 2009, we have attempted to constructively engage with the Ramius Group to avoid a proxy contest which not only is very costly to Tollgrade but also distracts management’s attention from working to build long-term value for you. In light of this, we made numerous attempts to settle this proxy contest with the Ramius Group.

•	Subject to the execution of a customary proxy contest settlement agreement that would contain a standstill preventing the Ramius Group from waging another costly, distracting and disruptive proxy contest against Tollgrade at our 2010 Annual Meeting of Shareholders, we offered to nominate a slate of candidates for election to the Tollgrade Board at our 2009 Annual Meeting that would include three new directors comprised of one Ramius representative and two independent telecom industry experts. One of the industry experts would be chosen by the Ramius Group and one by Tollgrade.

•	The Ramius Group adamantly refused to consider a settlement agreement that would prevent it from pursuing another proxy contest against Tollgrade at our 2010 Annual Meeting and the only standstill that it offered us was, effectively, less than a year in duration. In addition, the proxy contest settlement that was proposed to us by the Ramius Group would have required us to appoint Peter A. Feld, a Ramius employee with no telecom industry experience, to the Tollgrade Board.
OR ...
THE RAMIUS GROUP, WHICH HAS:
•	Initiated a distracting, disruptive and costly proxy contest against Tollgrade that only serves to interfere with the significant and substantial progress we are making in implementing our refocused strategy and effecting the transformation of Tollgrade.

•	Disclosed no new ideas, plans or proposals to enhance value for ALL Tollgrade shareholders or their strategic “vision” for Tollgrade, despite a number of in-person meetings in Pittsburgh and New York City and numerous telephone calls between representatives of the Ramius Group and Tollgrade’s Board and management.

•	Failed to disclose their true plans and intentions for Tollgrade, should they be successful in having their hand-picked nominees elected to your Board. We believe that additional information concerning the ultimate plans of the Ramius Group represents material information that shareholders need to know, and are entitled to know, in order to make an informed decision on how to vote at the 2009 Annual Meeting.

•	Historically been known as an opportunistic hedge fund with a focus on short-term gains and as specialists in financial reengineering. Accordingly, we are very concerned that the Ramius Group may be more attracted by our more than $60 million in cash reserves than Tollgrade’s very significant potential for growing long-term shareholder value and may have undisclosed plans with respect to Tollgrade’s cash reserves. We believe that the Ramius Group’s nominees, if elected, will seek to advance the short-term focus of the Ramius Group and will be highly disruptive to the efforts of your Board and management team to create long-term shareholder value.

•	Historically been known for being a highly disruptive and destabilizing influence on a public company’s board of directors, following the appointment or election or its hand-picked nominees. If our shareholders have any doubt as to the disruptive and destabilizing influence that the Ramius Group can have on a public company’s board of directors, we suggest that they observe the very bitter and acrimonious proxy contest currently being waged by the Ramius Group against CPI Corp., a company against which the Ramius Group had a few years earlier waged a consent solicitation that resulted in the Ramius Group securing representation on the CPI Board.

•	Refused to enter into any proxy contest settlement agreement with Tollgrade that includes any “standstill” or other restrictions that would prevent the Ramius Group from initiating another costly, distracting and disruptive proxy contest against Tollgrade at the 2010 annual meeting of shareholders. We believe the Ramius Group’s strident and adamant opposition to such a “standstill” and their steadfast insistence on preserving their ability to acquire substantial influence, if not effective control, over the Tollgrade Board, as opposed to working with us to identify a mutually acceptable independent director with telecom industry expertise, is clear and convincing evidence that the ultimate goal of the Ramius Group is to be able to exert substantial influence and effective control over Tollgrade disproportionate to their investment in Tollgrade: The Ramius Group’s nominees, if elected, would account for close to 40% of the membership of your Board.

•	Proposed two nominees to your Board, Scott C. Chandler and Edward B. Meyercord, III, who are receiving significant compensation from the Ramius Group for agreeing to be named and serve as nominees of the Ramius Group, irrespective of whether they are elected as directors of Tollgrade. In addition to receiving $20,000 each as compensation, each of Messrs. Chandler and Meyercord are being indemnified for any claims that may arise from the proxy contest being waged against Tollgrade by the Ramius Group. Given these compensatory arrangements, we question whether Messrs. Chandler and Meyercord can be expected to take actions that may be in the best interests of ALL Tollgrade shareholders other than the Ramius Group or that may conflict with the interests and agenda of the Ramius Group.
     Given the above, we believe the choice is clear. Please vote today to support your Board’s plan for the transformation of Tollgrade by electing your company’s highly qualified and very experienced nominees on the WHITE proxy card TODAY.
YOUR VOTE IS IMPORTANT!
RE-ELECT YOUR DIRECTORS BY
VOTING THE WHITE PROXY CARD TODAY
     Your vote is important, no matter how many or how few shares you own. To vote your shares, please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the enclosed postage-paid envelope provided. You may also vote by phone or Internet by following the instructions on the enclosed proxy card.

     If you have any questions or need assistance in voting your WHITE proxy card, we encourage you to call our proxy solicitor, The Altman Group, Inc., Toll-Free at (866) 340-6685 or (201) 806-7300.
     Thank you for your continued support of Tollgrade. We look forward to communicating with you further in the coming weeks.
Sincerely,
Joseph A. Ferrara
Chairman of the Board of Directors, President and
Chief Executive Officer

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

1200 Wall Street West
Lyndhurst, NJ 07071
Shareholders Call Toll-Free: (866) 340-6685
Banks and Brokerage Firms Call Collect: (201) 806-7300

Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies.  For more information, visit Tollgrade’s web site at www.tollgrade.com.
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” is included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.